Exhibit 99.1
Synchrony Names Kamila Chytil to Board of Directors
Leading technology and operations executive brings additional expertise in payments and financial services
Stamford, CT – April 04, 2022 –Synchrony (NYSE: SYF), a premier consumer financial services company, today announced Kamila Chytil has been appointed to Synchrony’s board of directors, effective April 1.
“We’re excited to welcome Kamila to the Synchrony Board of Directors,” said Brian Doubles, Synchrony president and chief executive officer. “Kamila brings extensive expertise in electronic payments technology and operations and will be a valuable member of the board as the company continues to drive innovation and growth in the payment ecosystem.”
Chytil currently leads operations, information technology and marketing at DentaQuest where she is responsible for optimizing digital, marketing and information services to enhance customer experiences for DentaQuest’s partners and patients. Earlier, she was chief operating officer for MoneyGram International, where she oversaw global servicing information technology, marketing, corporate strategy, as well as the digital business segment.
“I’m looking forward to working with the Synchrony board,” said Chytil. “Synchrony is a values-based company that I have long admired for its ability to balance innovation with managing risk, its commitment to its partners, which represent some of the most respected brands in the world, and its focus on employee culture and diversity.”
Synchrony's commitment to diversity starts at the top with the board of directors which includes a broad range of diversity of gender, race and thought. Synchrony has one of the most diverse boards among commercial banks and diversified financials in the Fortune 200.  With the appointment of Chytil, Synchrony's board consists of thirteen members including: Fernando Aguirre, former CEO of Chiquita Brands; Paget Alves, former chief sales officer of Sprint; Arthur Coviello, Jr., former executive vice present of EMC Corporation, and executive chairman, RSA Security, Inc.; Brian Doubles, Synchrony president and CEO; William Graylin, chairman of OV Loop, Inc.; Roy Guthrie, former CEO of Renovate America, and former EVP and CFO of Discover Financial Services Inc.; Margaret Keane, former CEO of Synchrony and executive chair; Jeffrey Naylor, former senior EVP and CFO of the TJX companies, Inc.; Bill Parker, former Vice Chairman and Chief Risk Officer of U.S. Bancorp; Laurel Richie, former president of the Women’s National Basketball Association, LLC; Olympia Snowe, chairman and CEO of Olympia Snowe, LLC and former U.S. senator from 1995-2013 and member of the U.S. House of Representatives from 1979-1995; and Ellen Zane, former president and CEO of Tufts Medical Center and the Floating Hospital for Children.

About Synchrony
Synchrony (NYSE: SYF) is a premier consumer financial services company. We deliver a wide range of specialized financing programs, as well as innovative consumer banking products, across key industries including digital, retail, home, auto, travel, health and pet. Synchrony enables our partners to grow sales and loyalty with consumers. We are one of the largest issuers of private label credit cards in the United States; we also offer co-branded products, installment loans and consumer financing products for small- and medium-sized businesses, as well as healthcare providers. Synchrony is changing what’s possible through our digital capabilities, deep industry expertise, actionable data insights, frictionless customer experience and customized financing solutions. For more information, visit www.synchrony.com and Twitter: @Synchrony

Contact:
Nicole Ward
Synchrony
203.564.6938
Nicole.ward@syf.com